ROCKVILLE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

WILLIAM H. W. CRAWFORD, IV

Effective December 26, 2012

ROCKVILLE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

WILLIAM H. W. CRAWFORD, IV

W I T N E S S E T H:

WHEREAS, Rockville Financial, Inc., a Connecticut corporation (the “Company”), Rockville Bank, a Connecticut savings bank and a wholly-owned subsidiary of the Company, and William H. W. Crawford, IV, President and Chief Executive Officer of the Company and Rockville Bank (“Executive”), entered an Employment Agreement effective as of January 3, 2011 (the “Employment Agreement”); and

WHEREAS, Section 5(b)(iv) of the Employment Agreement states that Executive “will commence participation in 2012, provided Executive is employed under this Agreement on the date participation is to commence, in a supplemental executive retirement plan in accordance with such terms as the Compensation Committee shall determine based on emerging and best practices;” and

WHEREAS, the Compensation Committee wishes to establish such supplemental executive retirement plan for Executive.

NOW, THEREFORE, effective December 26, 2012, the Company and Rockville Bank (collectively the “Bank”) hereby adopt the following Supplemental Executive Retirement Plan for William H. W. Crawford, IV to provide as follows.

1. DEFINED CONTRIBUTION SUPPLEMENTAL RETIREMENT BENEFIT.

A. Retirement Benefit Account. The Bank shall establish an Account for Executive and adjust such account as follows:

(i)	As of the last day of each Plan Year, credit such account with the following amounts:

(a)	the Target Annual Credit for such Plan Year, and

(b)	the Performance-Based Credit, if any, for such Plan Year.

(ii)	As of the end of each month, credit the account with Interest Credit, based on the account balance as of the beginning of the month.

B. Retirement Benefit. The Executive shall be entitled to receive a retirement benefit under the Plan equal to the vested Account balance at the time payment of such benefit is to commence, as such balance is thereafter adjusted for Interest Credits.

C. Death Benefit. In the event of Executive’s death while in the employ of the Bank, Executive’s Beneficiary shall be entitled to receive a death benefit under the Plan equal to the Account balance at the time of death, as such balance is thereafter adjusted for Interest Credits.

2. TIME AND FORM OF PAYMENT.

A. Time of Payment.

(i) Payment of the Retirement Benefit shall commence as of the first day of the month following the one year anniversary of Executive’s Separation from Service.

(ii) If Executive’s employment terminates due to death or Disability, payment shall commence as of the first day of the month following Executive’s Separation from Service.

Anything in this Plan to the contrary notwithstanding, commencement of payment shall be delayed for six months if Executive is a Specified Employee on the date of his Separation from Service and such delay is required to comply with Section 409A of the Code. Any payment due within such six-month period (the “delayed payments”) will be paid as of the first day of the seventh month following Executive’s Separation from Service. In the event of Executive’s death during such six-month period, payment of any delayed payments will be made in the month following the month in which Executive’s death occurs.

B. Form of Payment. Any payment under the Plan shall be made in the form of a lump sum.

3. VESTING; FORFEITURE UPON TERMINATION FOR CAUSE.

A. Vesting. Except as provided in subsection B of this Section 3, Executive’s vested percentage in his Account shall be determined based on continuous employment by the Bank in accordance with the following schedule:

Employed On	Vested Percentage
12/31/2015	50%
12/31/2016	60%
12/31/2017	70%
12/31/2018	80%
12/31/2019	90%
12/31/2020	100%

If Executive’s employment with the Bank terminates before December 31, 2015, his vested percentage shall be zero. Executive shall become 100% vested in his Account if his employment with the Bank terminates due to death, Disability, or Involuntary Termination.

B. Forfeiture Upon Termination for Cause.

If Executive’s employment is terminated for Cause, his vested percentage shall be zero, and the benefit otherwise payable under this Plan shall be forfeited. To the extent Executive or his Beneficiary has received any payments under the Plan before it is determined that the Executive is to be terminated for Cause, all amounts previously paid shall be returned by Executive or his Beneficiary, as the case may be, to the Bank.

4. ABSENCE OF FUNDING. Benefits payable pursuant to the Plan shall not be funded, and the Bank shall not be required to segregate or earmark assets for the benefit of Executive. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5. DEFINITIONS

Capitalized terms used in this Plan and not otherwise defined shall have the following meanings:

“Account” shall mean the account, which shall only be a bookkeeping account, established on behalf of Executive in accordance with the provision of Section 1.

“Beneficiary” shall mean one or more persons, estates or other entities designated on Exhibit A to this Plan that are entitled to receive the Death Benefit payable under Section 1.C. of this Plan upon the death of Executive.

“Board” shall mean the Board of Directors of Rockville Bank.

“Cause” shall mean

(i) engaging in any act or acts of dishonesty or morally reprehensible conduct or committing any act or acts that constitute a felony, whether or not relating to the Bank or its affiliates;

(ii) attempting to obtain personal gain, profit or enrichment at the expense of the Bank or its affiliates, or from any transaction in which Executive has an interest which is adverse to the interest of the Bank or its affiliates, unless Executive shall have obtained the prior written consent of the Chairman of the Boards;

(iii) willful and continued failure to perform the reasonable duties assigned to Executive within the scope of Executive’s responsibilities hereunder, the reasonable policies, standards or regulations of the Bank or its affiliates as the same shall from time to time exist, provided Executive shall have received at least one written notice in writing from the Bank or its affiliates of such failure and such failure shall continue or recur 10 or more days after such notice;

(iv) acting in a manner that Executive intends, believes or reasonably should foresee to be materially detrimental or damaging to the Bank’s or its affiliates’ reputation, business operations or relations with their employees, suppliers or customers; or

(v) committing any material breach of any written agreement between Executive and the Bank or its affiliates.

“Change in Control.” A “Change in Control” shall be deemed to have occurred if, during the existence of this Plan:

(i) the Company, or the mutual holding company parent of the Company, whether it remains a mutual holding company or converts to the stock form of organization (the “Mutual Holding Company”), merges into or consolidates with another corporation, or merges another corporation into the Company or the Mutual Holding Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by “Persons” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately before the merger or consolidation or, with respect to the Mutual Holding Company, less than a majority of the directors of the resulting corporation immediately after the merger or consolidation were directors of the Mutual Holding Company immediately before the merger or consolidation;

(ii) following a conversion of the Mutual Holding Company to the stock form of organization, any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 50% or more of the combined voting power of the resulting corporation’s then-outstanding securities;

(iii) during any period of twenty-four (24) months (not including any period prior to the effective date of the Plan), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s securities) whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v) the board of directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee appointed by the Board of Directors of the Bank.

“Death Benefit” shall mean the benefit described in Section 1.C.

“Disability” shall have the meaning ascribed to it by Section 409A of the Code and the regulations thereunder. In the event of Executive’s Disability, he shall be entitled to be benefit described in Section 1.B, payable in accordance with Section 2.A(ii).

“Early Retirement Age” shall mean the date Executive attains age fifty-five (55).

“Early Termination” shall mean Separation from Service before Early Retirement Age for reasons other than death, Disability, or Involuntary Termination.

“Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances provided that Executive has given notice of such circumstances(s) to the Bank within a period not to exceed 90 days of the initial existence of such circumstance(s) and the Bank shall not have remedied such circumstance(s) within 30 days after receipt of such notice:

(i) the assignment to Executive of duties materially inconsistent with Executive’s position and status as President and Chief Executive Officer, or an alteration, materially adverse to Executive, in Executive’s position and status as President and Chief Executive Officer or in the nature of Executive’s duties, responsibilities, and authorities or conditions of Executive’s employment from those relating to Executive position and status as President and Chief Executive Officer (excluding changes in assignments permitted under Executive’s Employment Agreement); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, retirement, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii) (A) a material reduction by the Bank in Executive’s base salary, (B) the setting of Executive’s annual target incentive opportunity or payment of earned annual incentive not in material conformity with his Employment Agreement, (C) a change in compensation or benefits not in material conformity with his Employment Agreement, or (D) a material reduction, after a Change in Control, in perquisites from the level of such perquisites as in effect immediately prior to the Change in Control or as the same may have been increased from time to time after the Change in Control, except for across-the-board perquisite reductions similarly affecting all senior executives of the Bank and all senior executives of any person in control of the Bank;

(iii) the relocation of the principal place of Executive’s employment to a site that is outside of a fifty (50) mile radius of his principal place of employment prior to such relocation; for this purpose, required travel on the Bank’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with Executive’s customary business travel obligations in periods prior to the effective date of the Plan;

(iv) the failure by the Bank to pay to Executive any material portion of Executive’s compensation or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Bank within a reasonable time after the date such compensation is due;

(v) the failure by the Bank to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(vi) the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank to fully assume the Bank’s obligations and to perform under this Plan, in a form reasonably acceptable to Executive; or

(vii) any failure by the Bank to perform any material obligation under, or breach by the Bank of any material provision of, this Plan.

“Interest Credit” shall mean the monthly Moody’s Seasoned Aaa Corporate Bond Yield (or its equivalent if it is no longer published); provided, however, that as of the date Executive experiences an Early Termination, Interest Credit shall thereafter mean the lesser of (A) the Bank’s five-year certificate of deposit (“CD”) rate or (B) the monthly Moody’s Seasoned Aaa Corporate Bond Yield.

“Involuntary Termination” shall mean the Bank terminates Executive’s employment without Cause within two (2) years after a Change in Control, or Executive terminates his employment for Good Reason within two (2) years after a Change in Control.

“Normal Retirement Age” shall mean the date Executive attains age sixty-five (65).

“Performance-Based Credit” shall mean an amount equal to fifteen percent (15%) of Executive’s annual base salary, as determined by the Committee, for a Plan Year in which specified performance goals are met or exceeded for the Performance Period ending on the last day of such Plan Year. The performance goals, terms and other criteria relative to the establishment and administration of the performance goals shall be set forth in writing by the Committee not later than 90 days after the beginning of each Performance Period.

“Performance Period” shall mean the three-year period commencing with each Plan Year, beginning January 1, 2013; provided, however, that January 1, 2013 to December 31, 2013 shall be a Performance Period, January 1, 2013 to December 31, 2014 shall be a Performance Period, and the first full three-year Performance Period shall be January 1, 2013 to December 31, 2015.

“Plan” shall mean the Rockville Bank Supplemental Executive Retirement Plan for William H. W. Crawford, IV, as embodied herein, and any amendments thereto.

“Plan Administrator” Shall mean the Committee, except that any action authorized to be taken by the Plan Administrator may also be taken by any committee of person(s) duly authorized by the Committee or the duly authorized delegees of such duly authorized committee or person(s).

“Plan Year” shall mean a period of one year commencing with January 1.

“Retirement Benefit” shall mean the benefit described in Section 1.B.

“Separation from Service” shall mean a termination of employment with the Bank and any affiliated employer, which shall be determined by the Bank on the basis of all relevant facts and circumstances and with reference to Treasury Regulations Section 1.409A-1(h).

“Specified Employee” shall mean an employee of the Bank who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(2).

“Target Annual Credit” shall mean an annual amount equal to (A) thirty percent (30%) of Executive’s annual base salary, as determined by the Committee, for such Plan Year, minus (B) all employer contributions (other than matching contributions) allocated to Executive’s accounts under the Rockville Bank 401(k) Plan, Rockville Bank Employee Stock Ownership Plan, and the Supplemental Savings and Retirement Plan of Rockville Bank for the respective Plan Year. Notwithstanding the preceding sentence, the Target Annual Credit for any Plan Year in which an Involuntary Termination occurs shall be equal to the product of X and Y where:

X is (A) thirty percent of Executive’s annual base salary, as determined by the Committee, for such Plan Year, minus (B) all employer contributions (other than matching contributions) allocated to Executive’s accounts under the Rockville Bank 401(k) Plan, Rockville Bank Employee Stock Ownership Plan, and the Supplemental Savings and Retirement Plan of Rockville Bank for the respective Plan Year; and

Y is the lesser of (A) 10 or (B) the difference between the age of Executive when the Involuntary Termination occurs and Normal Retirement Age; provided that if the Involuntary Termination occurs after the Executive has attained Normal Retirement Age, Y shall be one.

6. MISCELLANEOUS.

A. The Bank reserves the right to make from time to time amendments to or to terminate this Plan by vote duly adopted by the Committee; provided, however, that no such amendment or termination shall cause a reduction or cessation of the benefit of Executive or Beneficiary accrued prior to the adoption of such vote of amendment or termination nor shall any such amendment or termination cause any payment that Executive or Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty under Section 409A of the Code.

B. Nothing contained herein shall impose any obligation on the Bank to continue the employment of the Executive.

C. The Plan shall be construed in accordance with and governed by the laws of the State of Connecticut, except to the extent that such laws are preempted by Federal law. The terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder, and the Bank shall have no right to accelerate or make any payment under this Plan except to the extent permitted under Section 409A of the Code. The Bank shall have no obligation to reimburse Executive for any tax penalty or interest payable or to provide a gross-up payment in connection with any tax liability of Executive under Section 409A of the Code, except that this provision shall not apply in the event of the Bank’s negligence or willful disregard in interpreting the application of Section 409A of the Code to this Plan which negligence or willful disregard causes Executive to become subject to a tax penalty or interest payable under Section 409A of the Code.

D. This Plan shall be binding upon the successors of the Bank. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform the obligations of the Bank under this Plan in the same manner and to the same extent that the Bank would have been required to perform such obligations if no such succession had taken place and such assumption shall be an express condition to the consummation of any such purchase, merger, consolidation or other transaction.

E. The Plan Administrator shall be responsible for the administration of this Plan and shall have the sole discretion to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms. All such actions of the Plan Administrator shall be conclusive and binding upon Executive, his Beneficiary and other persons. Claims for benefits under this Plan shall be decided in accordance with the claims procedures set forth in the Bank’s 401(k) Plan, which are incorporated herein by this reference; provided, however, all references to Plan Administrator in the 401(k) Plan shall refer to the Committee.

F. The Bank may withhold from any benefit payable under this Plan an amount sufficient to satisfy its tax withholding obligations.

G. This Plan is established by the Bank, for the sole benefit of Executive. The benefits to which Executive is entitled hereunder shall not be subject in any manner to anticipation, alienation, transfer or assignment by Executive, and any attempt to anticipate, alienate, transfer or assign these benefits shall be void. Executive shall have only the right of an unsecured general creditor of the Bank for the benefits hereunder.

H. Executive shall have the right, at any time, to designate Beneficiary(ies) (both primary as well as contingent) to receive the Death Benefit. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of or agreement with the Bank. The Executive shall designate his Beneficiary by completing and signing the Beneficiary designation form attached hereto as Exhibit A and returning it to the Vice President, Human Resources for the Bank. Executive shall have the right to change his Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary designation form attached hereto as Exhibit A. Upon the acceptance by the Vice President, Human Resources of the Bank of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Bank shall be entitled to rely on the last Beneficiary designation form filed by Executive and accepted by the Vice President, Human Resources of the Bank prior to Executive’s death. In the event of the death of Executive without a designated Beneficiary, any benefits remaining to be paid under this Plan to Executive shall be paid to Executive’s estate.

IN WITNESS WHEREOF, the Bank has caused this Plan document to be executed by its duly authorized signatory on this 26th day of December, 2012.

WITNESS:	ROCKVILLE BANK

/s/ Richard J. Trachimowicz	/s/ Kristen A. Johnson
Print Name: Richard J. Trachimowicz	Printed Name: Kristen A. Johnson
Title: EVP/Human Capital	Title: Chair, Compensation Committee